As filed with the Securities and Exchange Commission on December 16, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SmartStop Self Storage, Inc.

(Exact name of registrant as specified in its charter)

Maryland	32-0211624
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 Corporate Drive, Suite 120 Ladera Ranch, California	92694
(Address of principal executive offices)	(Zip Code)

EMPLOYEE AND DIRECTOR LONG-TERM INCENTIVE PLAN OF STRATEGIC STORAGE TRUST, INC.

(Full title of the plan)

Paula Mathews

Executive Vice President

SmartStop Self Storage, Inc.

111 Corporate Drive, Suite 120

Ladera Ranch, California 92694

(Name and address of agent for service)

(877) 327-3485

(Telephone number, including area code, of agent for service)

Copies to:

Michael K. Rafter, Esq.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

3414 Peachtree Road, Suite 1600

Atlanta, Georgia 30326

(404) 577-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, $0.001 par value per share	10,000,000 shares(3)	$10.81(4)	$108,100,000(4)	$12,561

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered also includes an indeterminate number of additional shares of the registrant’s common stock that become issuable under the Employee and Director Long-Term Incentive Plan of the registrant by reason of any stock dividend, stock split, recapitalization, or other similar transaction that increases the number of outstanding shares of the registrant’s common stock.
(2)	Pursuant to Rule 457(p) under the Securities Act, the registrant hereby offsets the entire amount of the registration fee due under this registration statement with the remaining amount of the filing fee associated with the unsold securities from the registrant’s Form S-11 Registration Statement, filed with the Securities and Exchange Commission on August 17, 2010, as amended (File No. 333-168905), registering securities for a maximum aggregate offering price of $1,095,000,000 (the “Prior Registration Statement”). Of that amount, the registrant sold securities with an aggregate offering price of approximately $256,000,000, leaving a balance of unsold securities with an aggregate offering price of $839,000,000. The registrant filed a Form S-3 Registration Statement on September 23, 2013 (File No. 333-191313) using $51,250,000 of such unsold securities, leaving a balance of unsold securities with an aggregate offering price of $787,750,000. The associated filing fee for a portion of such unsold securities ($108,100,000), calculated under Rule 457(o), is hereby used to offset the entire amount of the current registration fee due of $12,561. The offering of the unsold securities registered under the Prior Registration Statement used to offset the fees in this Form S-8 Registration Statement is deemed to be terminated as of the filing of this registration statement.
(3)	Represents the maximum number of shares of the registrant’s common stock issuable under the Plan.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), under the Securities Act. Pursuant to Rule 457(h), the registration fee is based on the estimated per share value of the registrant’s common stock of $10.81 as of June 30, 2014, the date of the most recent valuation of the registrant’s common stock. The registrant’s shares of common stock are not listed on a national securities exchange and there is not otherwise an established public trading market for the registrant’s shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants in the Employee and Director Long-Term Incentive Plan (the “Plan”) of the registrant as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The rules of the Commission allow the registrant to incorporate by reference information into this registration statement. The information incorporated by reference is considered to be a part of this registration statement, and information that the registrant files later with the Commission will automatically update and supersede this information. This registration statement incorporates by reference the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”), as filed with the Commission on March 31, 2014;

(b)	The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 as filed with the Commission on November 14, 2014;

(c)	The registrant’s Current Reports on Form 8-K filed with the Commission on March 31, 2014, April 4, 2014, April 16, 2014, May 19, 2014, May 28, 2014, June 10, 2014, August 11, 2014, August 19, 2014, September 5, 2014, September 12, 2014, November 5, 2014, November 17, 2014, November 20, 2014, November 24, 2014, December 5, 2014, and December 10, 2014 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(e)	The description of the registrant’s common stock contained in its registration statement on Form 8-A (File No. 000-53644) filed with the Commission on April 28, 2009, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and other documents. However, the registrant is not incorporating by reference any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law, as amended (the “MGCL”), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Subject to the significant conditions below, our charter provides that we shall indemnify and hold harmless a director, officer, employee, agent, advisor or affiliate against any and all losses or liabilities reasonably incurred by such director, officer, employee, agent, advisor or affiliate in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.

However, under our charter, we shall not indemnify our directors, officers, employees, agents, advisor or any affiliate for any liability or loss suffered by the directors, officers, employees, agents, advisors or affiliates, nor shall we provide that the directors, officers, employees, agents, advisors or affiliates be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the directors, officers, employees, agents, advisor or affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the directors, officers, employees, agents, advisor or affiliates were acting on our behalf or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, officers, employees, agents, advisor or affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from stockholders. Notwithstanding the foregoing, the directors, officers, employees, agents, advisor or affiliates and any persons acting as a broker-dealer shall not be indemnified by us for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Our charter provides that the advancement of funds to our directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, officers, employees, agents, advisor or affiliates undertake to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

We also maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, subject to our limitations on indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index filed herewith and appearing immediately after the signature page to this registration statement is incorporated by reference in this Item 8.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ladera Ranch, State of California, on the 16th day of December, 2014.

SMARTSTOP SELF STORAGE, INC.

By:	/s/ Michael S. McClure
Michael S. McClure Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael S. McClure and H. Michael Schwartz, or either of them acting singly, as his attorney in fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ H. Michael Schwartz H. Michael Schwartz	Chief Executive Officer, President and Director (Principal Executive Officer)	December 16, 2014

/s/ Michael S. McClure Michael S. McClure	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 16, 2014

/s/ Harold “Skip” Perry Harold “Skip” Perry	Independent Director	December 16, 2014

/s/ Timothy S. Morris Timothy S. Morris	Independent Director	December16, 2014

.

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SMARTSTOP SELF STORAGE, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit No.	Description

4.1	Third Articles of Amendment and Restatement of the registrant, incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K, filed on November 24, 2014, Commission File No. 000-53644

4.2	Amended and Restated Bylaws of the registrant, incorporated by reference to Exhibit 3.2 to the registrant’s Form 8-K, filed on November 24, 2014, Commission File No. 000-53644

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

23.1*	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page)

99.1	Employee and Director Long-Term Incentive Plan of the registrant, incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 3 to the registrant’s Registration Statement on Form S-11, filed on March 7, 2008, Commission File No. 333-146959

*	Filed herewith.

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